UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2008

K-SWISS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18490	95-4265988
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

31248 Oak Crest Drive, Westlake Village, CA		91361
(Address of principal executive offices)		(Zip code)

818-706-5100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 16, 2008, K-Swiss Inc., a Delaware corporation (the “Company”), entered into a Share Purchase and Shareholders’ Rights Agreement by and among Christophe Mortemousque, Palladium SAS (“Palladium”) and the Company (the “Agreement”) providing for the purchase of 57% of the equity interests of Palladium from its shareholders for a total purchase price of approximately €5.3 million (including a loan of €3.65 million). Pursuant to the terms of the Agreement, the Company has also agreed to acquire the remaining 43% based on a formula driven by Palladium’s EBITDA for the year ended December 31, 2012. Closing of the 57% equity purchase is currently expected to occur by July 1, 2008. The Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by this reference. In addition, on March 28, 2008, the Company entered into an Assignment and Assumption Agreement (the “Assignment Agreement”) with Palladium. The Assignment Agreement provides for the Company’s assumption of Palladium’s rights and obligations under a certain intellectual property purchase and sale agreement by and between Palladium and Consolidated Shoe Company pursuant to which Palladium agreed to acquire certain intellectual property from Consolidated Shoe Company for a purchase price of $6.0 million. The Assignment Agreement is attached as Exhibit 10.2 to this report and is incorporated herein by this reference. The Company issued a press release announcing the foregoing transactions on May 22, 2008. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Share Purchase and Shareholders’ Rights Agreement, dated as of May 16, 2008, by and among Christophe Mortemousque, Palladium SAS and K-Swiss Inc.

10.2	Assignment and Assumption Agreement, dated as of March 28, 2008, by and between Palladium SAS and K-Swiss Inc.

99.1	Press Release dated May 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

K-Swiss Inc.

Date:	May 22, 2008	By:	/s/ GEORGE POWLICK
George Powlick
Vice President Finance, Chief Operating
Officer, Chief Financial Officer and
Director

EXHIBIT INDEX

Exhibit	Description
10.1	Share Purchase and Shareholders’ Rights Agreement, dated as of May 16, 2008, by and among Christophe Mortemousque, Palladium SAS and K-Swiss Inc.

10.2	Assignment and Assumption Agreement, dated as of March 28, 2008, by and between Palladium SAS and K-Swiss Inc.

99.1	Press Release dated May 22, 2008.